Prometheum

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# Welcome to Prometheum

Creating the world's first blockchain ecosystem for the fully compliant ISSUANCE, TRADING, CLEARING & SETTLING of tokenized securities.


Prometheum

## Our Mission

ICO Tokens where investors seek investment profits have been declared securities by the SEC. Prometheum believes tokenized securities are the obvious future for securities. The underlying infrastructure for the issuance and transaction of ICO tokenized securities does not exist. Prometheum, Inc. is creating the necessary blockchain securities infrastructure for a tokenized securities ecosystem. The Prometheum Network will serve as the smart contract enabled blockchain where all tokenized securities processes will occur- from issuance to trading through clearing and settling

CONTACT US

## Our Content

### White Paper

The White Paper sets forth the regulatory and operational business model of the Prometheum Network

### No Action Letter

The request to the SEC for no-action (the "No-Action Letter"), if the SEC concurs, will enable authorized broker-dealers to hold ICO securities for custody and safe keeping under the Customer Protection Rules (15c3-3)

### Press Release

May __, 2018- Press Release Announcing Updated Reg A+ Filing

# Our Roadmap

NOVEMBER 2017

REG A PUBLIC FILING/INDICATION OF INTEREST PAGE GOES LIVE

DECEMBER 2017

REG D INSTITUTIONAL OFFERING

TOKEN PRICE A

(FOR REG D INVESTORS)

03 2018

REG A QUALIFICATION (OPENS)/REG D OFFERING CLOSES

TOKEN PRICE B

(FOR REG A INVESTORS)

Q1 2019

REG A OFFERING CLOSES

8-12 MONTH FOR

DEVELOPMENT OF ECOSYSTEM

***ALL TIMEFRAMES ARE ESTIMATES AND SUBJECT TO CHANGE


Q1/2 2019
GENESIS BLOCK ISSUED/ECOSY-STEM GOES LIVE
LEARN MORE


INDICATION OF INTEREST
First name
Last name
Email Address
Address
City
State
Zip
$ Annual Income
$ Net Worth
Are you an accredited investor?
$ How much would you like to invest?
SUBMIT

## Early registration

Sales of Ember Token securities (the ICO) will fund initial development of the network. Ember Tokens are the fuel for the entire Prometheum Network and are the foundational token on which other ICOs will be issued (e.g. ERC-20).

Prometheum intends to own the licensed BD and ATS allowing for compliant purchasing, trading and processing of tokenized securities on the permissioned securities smart contract network. Prometheum will be responsible for the ongoing development of software that will allow qualifying broker-dealers participation in the Prometheum Network via its ATS and intends to offer primary ICO issuances to their respective clients.

Service providers and decentralized applications (DApps) can develop additional securities services that operate on the Prometheum Blockchain. All traditional brokerage processes are open to anyone who wants to engage in use of the network.

To See our Reg A+filings:

CLICK HERE

KEEP UP TO DATE ON OUR PRE-SALE

Please enter your email here

SUBMIT

Call Us
1.212.514.8369

Contact Us
contact@prometheum.info

Prometheum's offering is only appropriate for investors who are familiar with, and willing to accept, the high risk associated with ICOs. The purchase of ICOs and cryptocurrencies are particularly risky and may result in the total loss of capital invested. The regulatory and operational business model proposed for the Prometheum Network (i.e. "White Paper") is subject to change, regulatory uncertainty and implementation failures. If and when launched, the Prometheum Network may not be favorably received, resulting in its tokens having low or no value. Past performance of a network or cryptocurrency is not indicative of future events. Only investors who understand the risks of speculative investing in new classes of securities should invest in Prometheum.

Prometheum Investors are urged to check with their financial advisors to be sure that any investments, advice, products and/or services offered by Prometheum are right for them.

Prometheum's offering is made available pursuant to Regulation A+ (17 C.F.R. §230.251).

Prometheum is in the early stages of development, and has limited operating history. Investors should expect to hold their investments in Prometheum for an indefinite period of time. Investors risk losing their entire investment.

All users, potential investors and participants should conduct their own due diligence on the Company and the risks associated with the new asset class, initial coin offerings ("ICOs").

## Disclaimer

No money or consideration is being solicited by the information in this or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering, after qualification by the SEC, will be made only by means of the Offering Circular. Any information on Prometheum.info or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

You may obtain a copy of the Preliminary Offering Circular and the offering statement in which such Preliminary Offering Circular was filed with the SEC by clicking here